SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008

UFP Technologies, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-12648	04-2314970
(Commission File Number)	(I.R.S. Employer Identification No.)

172 East Main Street, Georgetown, MA	01833-2107
(Address of Principal Executive Offices)	(Zip Code)

(978) 352-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2008, at the Annual Meeting of Stockholders of UFP Technologies, Inc. (the “Company”), the stockholders approved an amendment to the Company’s 1998 Director Stock Option Incentive Plan (as amended, the “Director Plan”) increasing the number of shares of common stock reserved for issuance under the Director Plan from 725,000 to 975,000 (the “Director Plan Amendment”).  The full text of the Director Plan, incorporating the Director Plan Amendment, is set forth as Appendix A to the proxy statement filed by the Company with the Securities and Exchange Commission (“SEC”) on April 29, 2008, and is incorporated herein by reference.

Also on June 4, 2008, at the Annual Meeting of Stockholders of the Company, the stockholders approved an amendment to the Company’s 2003 Incentive Plan (as amended, the “Incentive Plan”) to permit certain performance-based cash awards to be made under the Incentive Plan and to add appropriate language to enable grants of stock-based awards under the Incentive Plan to continue to be eligible for exclusion from the $1,000,000 limitation on deductibility under Section 162(m) of the Internal Revenue Code (the “Incentive Plan Amendments”).  The full text of the Incentive Plan, incorporating the Incentive Plan Amendments, is set forth as Appendix B to the proxy statement filed by the Company with the SEC on April 29, 2008, and is incorporated herein by reference.

The stock unit awards and cash bonus award to R. Jeffrey Bailly, the Company’s President, Chief Executive Officer and Chairman, described below, which were previously authorized by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) on February 21, 2008, subject to stockholder approval, were also approved by the stockholders on June 4, 2008 by virtue of the stockholders’ approval of the Incentive Plan Amendments.

Stock Unit Awards

The stock unit awards granted to Mr. Bailly, as set forth below, were made under and pursuant to the Incentive Plan.  The stock unit awards are subject to the Company achieving specified financial performance objectives.  The performance objectives are based on the Company’s operating income for the Company’s fiscal year ended December 31, 2008, relative to specified operating income target amounts established by the Compensation Committee.  If the Company achieves the “threshold” operating income, then all of the stock unit awards listed in column “A” below will immediately vest, subject to the continuous employment of Mr. Bailly with the Company.  If the Company achieves the “target” operating income, then all of the stock unit awards listed in column “B” below (in addition to the stock unit awards listed in column “A” below) will immediately vest, subject to the continuous employment requirement described above.  To the extent the Company achieves in excess of the “target” operating income, the stock unit awards listed in column “C” below (in addition to the stock unit awards listed in columns “A” and “B” below) will immediately vest, subject to the continuous employment requirement described above, based on a straight-line interpolation of the “target” operating income established by the Compensation Committee in increments of 20% of such stock unit awards, up to the maximum amount listed in column “C” below, which represents “exceptional” operating income, as established by the Compensation Committee.  The maximum number of stock unit awards to be granted to Mr. Bailly is 75,000, if the “threshold,” “target,” and “maximum” operating income targets are all achieved.

Name and Title of Recipient of Stock Unit Awards	Number of Stock Unit Awards Upon attainment of “Threshold” Operating Income “A”	Number of Stock Unit Awards Upon attainment of “Target” Operating Income “B”	Number of Stock Unit Awards Upon attainment of “Exceptional” Operating Income “C”
R. Jeffrey Bailly, President, Chief Executive Officer and Chairman	25,000	25,000	25,000

Subject to the terms of the Incentive Plan and the stock unit award agreement described below, each stock award would provide Mr. Bailly with the right to receive one share of common stock of the Company.  Mr. Bailly would have no rights as a stockholder of the Company in relation to such awards, including, without limitation, the right to vote or to receive dividends, until and to the extent any applicable performance objectives have been satisfied and the issuance of the shares of common stock in respect of the stock unit awards as been appropriately evidenced.

The above description of the stock unit awards is qualified in its entirety by reference to the text of the stock unit award agreement by and between the Company and Mr. Bailly, a copy of the form of which is attached as Exhibit 10.48 and is incorporated herein in its entirety by this reference.

Cash Bonus Award

The cash bonus award granted to Mr. Bailly was also made under and pursuant to the Incentive Plan.  The amount of the cash bonus award is based on the Company’s achievement of a specified operating income target for 2008 established by the Compensation Committee.  The target amount of the cash bonus award is $141,750, plus or minus up to 10% of the difference between the 2008 operating income target established by the Compensation Committee and the Company’s actual 2008 operating income.  At its meeting on February 21, 2008, the Compensation Committee also approved, subject to stockholder approval of the Incentive Plan Amendments, the grant to Mr. Bailly of the right to elect to take up to 50% of such cash bonus award, if any, in the form of common stock of the Company, with the number of shares determined as the bonus amount divided by the closing price of the common stock of the Company on the date of grant. As a result of the stockholders’ approval of the Incentive Plan Amendments on June 4, 2008, this right was granted to Mr. Bailly on such date.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.48	Form of Stock Unit Award Agreement by and between UFP Technologies, Inc. and R. Jeffrey Bailly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2008	UFP TECHNOLOGIES, INC.

	By:	/s/ Ronald J. Lataille
Ronald J. Lataille, Chief Financial
Officer and Vice President

EXHIBIT INDEX

Exhibit Number	Description

10.48	Form of Stock Unit Award Agreement by and between UFP Technologies, Inc. and R. Jeffrey Bailly.